Exhibit 99

CyberOptics Reports 44% Improvement in Second Quarter Earnings

Minneapolis, MN—July 28, 2011—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2011 ended June 30.

•	Consolidated sales totaled $16.9 million, up 2% from $16.5 million in the second quarter of 2010.

•	Operating income was $1.8 million, compared to $1.2 million in last year’s second quarter.

•	Net income came to $1.4 million or $0.20 per diluted share, an increase of 44% from $969,000 or $0.14 per diluted share in the year-earlier period.

•	CyberOptics’ order backlog totaled $11.6 million at the end of the second quarter, up from $10.6 million at the end of this year’s first quarter. The majority of this backlog is scheduled to ship in the third and fourth quarters.

Kathleen P. Iverson, chief executive officer and chair, commented: “Our second quarter revenues, which were at the upper end of our financial guidance for this period, benefited from strong sales of our QX500 automated optical inspection (AOI) system, which drove total AOI sales to more than $4 million, a new record for CyberOptics as well as a new record for total systems revenues. QX500 sales increased over 150% from the year-earlier period, paced by significant orders from several of the industry’s largest original design manufacturers (ODMs) in Asia, who deployed this new-generation technology on both new and existing production lines. We believe the QX500 represents the best AOI system in its class. Sales of SMT alignment sensors were consistent with our second quarter outlook, although sales of solar wafer alignment cameras for the photovoltaic cell market were below forecasted levels, reflecting the impact of aggressive solar market production capacity expansion in recent months and resulting near-term inventory buildups. Partly offsetting this situation was the 49% growth of our WaferSense product line, which paced the 27% year-over-year sales growth of semiconductor products. In addition, we realized the initial sales of our SE500 sensors to German-based Viscom AG, which is integrating CyberOptics’ sensor technology into its solder paste inspection platforms. Reflecting Viscom’s strong customer base in the automotive and industrial electronics markets, this new OEM partnership has the potential to make a significant contribution to our profitability over the next few years.”

She continued: “Sales of inspection systems, particularly our QX500 AOI offering, are forecasted to grow strongly in this year’s third quarter as Asian ODM’s and other large electronics manufacturers continue deploying our inspection technologies. The strength of our systems business is expected to more than offset our outlook for lower sensor sales during this period. Sales of SMT alignment sensors will experience some short-term softness due to the general weakening in overall economic conditions as well as electronics supply chain disruptions resulting from the Japanese tsunami earlier this year. Sales of solar wafer cameras also are expected to remain soft in the third quarter due to solar market conditions, although we believe demand for both our solar and SMT sensors should start strengthening later in the year. Given our expectation for continued strong sales of inspection systems, particularly our AOI offerings, we are forecasting earnings of $0.19 to $0.23 per diluted share on sales of $16.5 to $17.5 million for the third quarter of 2011 ending September 30. Consistent with this guidance, we have refined our full-year outlook to earnings of $0.62 to $0.69 per diluted share on sales of $60 to $63 million, compared to our previously issued 2011 guidance for earnings of $0.60 to $0.70 per share on sales of $60 to $65 million. As a result, we are confident that 2011 should be another year of solidly improved sales and earnings.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability we achieve in 2011; success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-877-941-6010 and provide the conference ID: 4458380 or by listening to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available at 303-590-3030 with the 4458380 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$16,859	$16,499	$30,209	$28,840
Cost of revenue	9,352	9,843	16,095	16,928
Gross margin	7,507	6,656	14,114	11,912
Research and development expenses	1,947	1,707	3,765	3,484
Selling, general and administrative expenses	3,671	3,714	7,328	6,891
Amortization of intangibles	45	46	90	91
Income from operations	1,844	1,189	2,931	1,446
Interest income and other	(7)	13	79	90
Income before income taxes	1,837	1,202	3,010	1,536
Provision for income taxes	439	233	766	320
Net income	$1,398	$969	$2,244	$1,216
Net income per share - Basic	$0.20	$0.14	$0.33	$0.18
Net income per share - Diluted	$0.20	$0.14	$0.32	$0.18
Weighted average shares outstanding - Basic	6,894	6,847	6,893	6,843
Weighted average shares outstanding - Diluted	6,948	6,914	6,941	6,892

Condensed Consolidated Balance Sheets
			June 30, 2011 (Unaudited)	Dec. 31, 2010
Assets
Cash and cash equivalents			$7,858	$8,427
Marketable securities			9,094	6,384
Accounts receivable, net			13,556	11,296
Inventories			14,519	14,215
Income tax refunds and deposits			168	380
Other current assets			1,418	1,232
Deferred tax assets			2,162	2,317
Total current assets			48,775	44,251

Marketable securities			6,962	7,289
Intangible and other assets, net			857	1,004
Fixed assets, net			1,451	1,896
Other assets			141	173
Deferred tax assets			3,380	3,621
Total assets			$61,566	$58,234

Liabilities and Stockholders’ Equity
Accounts payable			$5,443	$5,206
Accrued expenses			4,211	4,025
Total current liabilities			9,654	9,231

Other liabilities			714	686
Total liabilities			10,368	9,917

Total stockholders’ equity			51,198	48,317
Total liabilities and stockholders’ equity			$61,566	$58,234

Backlog Schedule:
3rd Quarter 2011				$10,535
4th Quarter and beyond				1,087
Total backlog				$11,622